FILE No. 70-9543

                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
            ------------------------------------------------
                             AMENDMENT NO. 5
                                   TO
                                FORM U-1
                         APPLICATION/DECLARATION
                                  UNDER
             THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


          NORTHEAST UTILITIES                  NORTHEAST GENERATION SERVICES
          174 Brush Hill Avenue                     COMPANY
          West Springfield, MA 01090-0010         107 Selden Street
                                                  Berlin, CT  06037

              (Name of companies filing this statement and
                addresses of principal executive offices)

                           NORTHEAST UTILITIES
                 (Name of top registered holding company)

                         Cheryl W. Grise, Esq.
          Senior Vice President, Secretary and General Counsel
                   Northeast Utilities Service Company
                              P.O. Box 270
                    Hartford, Connecticut  06141-0270
                 (Name and address of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to

     David R. McHale                           Jeffrey C. Miller, Esq.
     Vice President and Treasurer             Assistant General Counsel
     Northeast Utilities                         Northeast Utilities
     Service Company                              Service Company
     P.O. Box 270                                 P.O. Box 270
     Hartford, Connecticut                        Hartford, Connecticut
     06141-0270                                   06141-0270


The Application/Declaration in this File, as amended, is hereby amended by the filing of the following exhibits:

Item 6. EXHIBITS AND FINANCIAL STATEMENT

(a)	Exhibits

    b.1  Form of Service Agreement*
    b.3  Assumption Agreement*
    d.1  Connecticut Department of Public Utility Control Order
    d.2 Massachusetts Department of Telecommunications and Energy Order dated November 26, 1999
    d.3  New Hampshire Public Utility Commission Order
    d.4 Massachusetts Department of Telecommunication and Energy Order dated January 31, 2000
    f.1  Legal Opinion*
     g   Financial Data Schedule*
    h.1  Form of Notice*

(b)  Financial Statements*

  *  previously filed


SIGNATURES



    Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, as amended, the undersigned companies have duly caused this Amendment to be signed on their behalf by the undersigned thereunto duly authorized.



Date: February 4, 2000


                      NORTHEAST UTILITIES


                   By: /s/      Randy A. Shoop
                   Name:      Randy A. Shoop
                  Title:         Assistant Treasurer-Finance


                      NORTHEAST GENERATION SERVICES COMPANY


                   By: /s/:   Frederic Lee Klein
                   Name:   Frederic Lee Klein
                  Title:   Assistant Secretary